EXHIBIT 23.45

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, David W. Rennie, P. Eng., of Roscoe Postle Associates Inc. (formerly known as Scott Wilson Roscoe Postle Associates Inc.), hereby consent to the use of my name in connection with the reference to the report entitled “Preliminary Assessment of the Hammond Reef Gold Project, Atikokan, Ontario, Canada” dated November 27, 2009 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Report in the Registration Statement.

By:	/s/ David W. Rennie
Name:	David W. Rennie, P. Eng.
Title:	Principal Geologist

October 6, 2014